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As filed with the Securities and Exchange Commission on May 28, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

F.A.O., Inc.
(Exact Name of Registrant as Specified in Its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	95-3971414 (I.R.S. Employer Identification Number)

2520 Renaissance Boulevard
King of Prussia, Pennsylvania 19406
(Address of Principal Executive Offices) (Zip Code)

2001 EMPLOYEE STOCK OPTION PLAN
(Full title of the Plan)

Mr. Jerry R. Welch
President and Chief Executive Officer
2520 Renaissance Boulevard
King of Prussia, Pennsylvania 19406
(Name and Address of Agent For Service)

(610) 292-6600
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
 Victor Hsu, Esquire
Fulbright & Jaworski L.L.P.
865 South Figueroa Street, 29th Floor
Los Angeles, California 90017
(213) 892-9200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering Price (2)	Amount of registration fee (2)

Common Stock, no par value	2,146,583	$6.68	$14,339,174.44	$1,319.20

(1)
There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of operation of the anti-dilution provisions of the 2001 Stock Incentive Plan of the Registrant described herein.

(2)
Pursuant to Rule 457 under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based upon the average of the high and low prices of the Common Stock of the Registrant on the Nasdaq National Market System on May 22, 2002.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Document(s) containing information specified by Part I of this Form S-8 Registration Statement ("Registration Statement") will be sent or given to participants in the F.A.O., Inc. 2001 Stock Incentive Plan (the "Plan"), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
(as updated through the date of this Registration Statement)

Item 3.    Incorporation of Documents by Reference.

        The following documents are hereby incorporated by reference into this Registration Statement:

  (1)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended February 2, 2002.

  (2)
  The Registrant's Annual Report on Form 10-K/A for the fiscal year ended February 2, 2002, filed on May 7, 2002.

  (3)
  The Registrant's Annual Report on Form 10-K/A2 for the fiscal year ended February 2, 2002, filed on May 28, 2002.

  (4)
  The description of Registrant's Common Stock included in Registrant's Registration Statement on Form 8-A filed on September 18, 1991.

        All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") prior to the filing of a post-effective amendment that indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date they are filed.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 317 of the California General Corporation Law authorizes the Registrant to indemnify its officers and directors, including indemnification for liabilities (and reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Amended and Restated Articles of Incorporation of the Registrant authorize the Registrant to indemnify any present or former officer, director or agent who breaches his or her duties to the Registrant or its shareholders. The indemnification can exceed the amount allowed by California law, subject to certain limitations.

        In addition, the Registrant has entered into indemnification agreements with certain of its former directors and executive officers.

        Under the indemnification agreements:

  •
  the Registrant must indemnify such individuals to the fullest extent permitted by applicable law,

  •
  the Registrant must advance costs and expenses incurred by the officer or director in defending or investigating an action. If the Registrant advances such payments and such person is not entitled to indemnification, then he or she must repay such amounts to the Registrant,

  •
  an officer or director may petition the court to require the Registrant to pay the amounts agreed to in the agreements and

  •
  if such officer or director is successful in making such a request to the court, he or she is entitled to the court costs incurred.

        The benefits of the indemnification agreements are not available if the officer or director:

  (1)
  has other indemnification insurance for the claim, or the matters giving rise to the claim; or

  (2)
  has committed an act, transaction or omission for which he or she may not be relieved of liability under California General Corporations Law or federal securities laws.

        In accordance with Section 204(a)(10) of the California General Corporation Law, the Amended and Restated Articles of Incorporation of the Registrant provide that a director is not liable to the Registrant or its shareholders for monetary damages to the fullest extent permissible under California law. Under California law, however, the Registrant may not limit the liability of a director for:

  (i)
  acts or omissions that show intentional misconduct or a knowing and culpable violation of law,

  (ii)
  acts or omissions that a director believes to be against the best interest of the Registrant or its shareholders or that involve bad faith,

  (iii)
  any transaction from which a director derived an improper personal benefit,

  (iv)
  acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances where the director was, or should have been, aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders,

  (v)
  acts or omissions that show an unexcused pattern of inattention that amounts to an abandonment of the director's duty to the Registrant or its shareholders,

  (vi)
  any improper transactions between a director and the Registrant where the director has a material financial interest,

  (vii)
  any unlawful distributions to the shareholders of the Registrant,

  (viii)
  any unlawful loan of money or property to any director or officer of the Registrant, or

  (ix)
  any unlawful guarantee of the obligation of any director or officer of the Registrant.

        The Registrant also maintains directors' and officers' liability insurance.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Second Amended and Restated Articles of Incorporation of F.A.O., Inc., (fka The Right Start, Inc.), dated December 15, 1998.(1)
4.2	Certificate of Amendment of Articles of Incorporation of F.A.O., Inc. (fka The Right Start, Inc.), dated March 26, 2002.(2)
4.3	Bylaws of F.A.O., Inc. (fka The Right Start, Inc.) as in effect on and after October 13, 1993.(1)
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Arthur Andersen LLP
23.2	Consent of Fulbright & Jaworski L.L.P. (included with Exhibit 5.1)
24.1	Power of Attorney (see page 6)

(1)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Annual Report on Form 10-K for the fiscal year ended January 29, 2000.

(2)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Current Report on Form 8-K dated May 1, 2002.

Item 9.    Undertakings.

  (a)
  The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on this Registration Statement); (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on this 24th day of May, 2002.

F.A.O., INC.
By:	/s/ JERRY R. WELCH Name: Jerry R. Welch Title: President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry R. Welch, as his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JERRY R. WELCH Jerry R. Welch	President, Chief Executive Officer	May 24, 2002
/s/ RICHARD A. KAYNE Richard A. Kayne	Director	May 24, 2002
/s/ ANDREW D. FESHBACH Andrew D. Feshbach	Director	May 24, 2002
/s/ JILL HIGGINS Jill Higgins	Director	May 24, 2002

/s/ ROBERT R. HOLLMAN Robert R. Hollman	Director	May 24, 2002
/s/ FRED KAYNE Fred Kayne	Director, Chairman of the Board	May 24, 2002
/s/ HOWARD M. ZELIKOW Howard M. Zelikow	Director	May 24, 2002
/s/ RAYMOND P. SPRINGER Raymond P. Springer	Chief Financial Officer (principal financial and accounting officer)	May 24, 2002

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Amended and Restated Articles of Incorporation of F.A.O., Inc., (fka The Right Start, Inc.), dated December 15, 1998.(1)
4.2	Certificate of Amendment of Articles of Incorporation of F.A.O., Inc. (fka The Right Start, Inc.), dated March 26, 2002.(2)
4.3	Bylaws of F.A.O., Inc. (fka The Right Start, Inc.) as in effect on and after October 13, 1993.(1)
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Arthur Andersen LLP
23.2	Consent of Fulbright & Jaworski L.L.P. (included with Exhibit 5.1)
24.1	Power of Attorney (see page 5)

(1)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Annual Report on Form 10-K for the fiscal year ended January 29, 2000.

(2)
Previously filed as an Exhibit to F.A.O., Inc.'s (fka The Right Start, Inc.) Current Report on Form 8-K dated May 1, 2002.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT (as updated through the date of this Registration Statement)
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX